WISCONSIN CAPITAL FUNDS, INC.

EIGHTEENTH AMENDMENT TO THE

INVESTMENT ADVISORY AGREEMENT

THIS EIGHTEENTH AMENDMENT effective as of the 1st day of August, 2026, to the Investment Advisory Agreement dated as of May 21, 2007, as amended July 1, 2010, July 1, 2011, July 1, 2012, August 1, 2013, August 1, 2014, August 1, 2015, August 1, 2016, August 1, 2017, December 1, 2017, August 1, 2018, August 1, 2019, August 1, 2020, February 5, 2021, August 1, 2022, August 1, 2023, August 1, 2024, and August 1, 2025 (the “Agreement”), is entered into by and between Wisconsin Capital Funds, Inc., a Maryland corporation (the “Company”) and Wisconsin Capital Management, LLC, a Wisconsin limited liability company (the “Adviser”).

 RECITALS

 WHEREAS, the parties have entered into the Agreement; and

 WHEREAS, the Company and Adviser desire to amend the fees of the Agreement;

WHEREAS, the Company no longer offers Class A Shares; and

WHEREAS, Section 9 of the Agreement allows for its amendment upon the approval by vote of a majority of those Directors of the Company who are not parties to the Agreement or interested persons (as defined in the 1940 Act) of any such party.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended and Restated Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Eighteenth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

WISCONSIN CAPITAL FUNDS, INC	WISCONSIN CAPITAL MANAGEMEN, LLC
By: /s/ Thomas G. Plumb	By: /s/ Thomas G. Plumb
Name: Thomas G. Plumb	Name: Thomas G. Plumb
Title: Director, Chairman, and CEO	Title: Director, Chairman, and CEO

AMENDED AND RESTATED EXHIBIT A TO THE

INVESTMENT ADVISORY AGREEMENT

BETWEEN

WISCONSIN CAPITAL FUNDS, INC.

AND

WISCONSIN CAPITAL MANAGEMENT, LLC

1.Plumb Balanced Fund.

 The management fee of the Plumb Balanced Fund, calculated in accordance with Paragraph 4 of the Investment Advisory Agreement, shall be at the annual rate of 0.65% of the average daily net assets of the Fund; provided, however, that until July 31, 2027, the Advisor agrees to waive fees and reimburse expenses to the Fund as necessary so that, for any fiscal year (and any partial fiscal year), the annual operating expenses (or, in the case of a partial fiscal year, annualized operating expenses) of the Fund will not exceed 1.44% of the Fund’s average daily net assets for Investor Shares and 1.19% of its average daily net assets for Institutional Shares.  In any fiscal year during which the Fund’s actual operating expense ratio is less than 1.44% (with respect to Investor Shares) or 1.19% (with respect to Institutional Shares), the Advisor shall have the right to recoup all or a portion of any fees waived or expenses reimbursed to the Fund during the immediately preceding thirty-six (36) months, provided that the amount of any such recoupment shall be limited so that the operating expense ratio of the Fund for the then current fiscal year, after taking into account the amount of any such recoupment, does not exceed 1.44% (with respect to Investor Shares) or 1.19% (with respect to Institutional Shares).

2.Plumb Equity Fund.

 The management fee for the Plumb Equity Fund, calculated in accordance with Paragraph 4 of the Investment Advisory Agreement, shall be at the annual rate of 0.65% of the average daily net assets of the Fund; provided, however, that until July 31, 2027, the Advisor agrees to waive fees and reimburse expenses to the Fund as necessary so that, for any fiscal year (and any partial fiscal year), the annual operating expenses (or, in the case of a partial fiscal year, annualized operating expenses) of the Fund will not exceed 1.50% of the Fund’s average daily net assets for Investor Shares and 1.25% of its average daily net assets for Institutional Shares.  In any fiscal year during which the Fund’s actual operating expense ratio is less than 1.50% (with respect to Investor Shares) or 1.25% (with respect to Institutional Shares), the Advisor shall have the right to recoup all or a portion of any fees waived or expenses reimbursed to the Fund during the immediately preceding thirty-six (36) months, provided that the amount of any such recoupment shall be limited so that the operating expense ratio of the Fund for the then current fiscal year, after taking into account the amount of any such recoupment, does not exceed 1.50% (with respect to Investor Shares) or 1.25% (with respect to Institutional Shares).